Exhibit 14

HF2 FINANCIAL MANAGEMENT INC.

Code of Business Conduct and Ethics

(Effective as of February 25, 2013)

I. INTRODUCTION

HF2 Financial Management Inc. (the “Company”) is committed to conducting its business with honesty and integrity and in accordance with applicable laws, rules and regulations and the highest standards of business conduct, and to full and accurate disclosure in compliance with applicable law, rules and regulations. This Code of Business Conduct and Ethics (this “Code”) sets forth general standards and specific policies to guide employees, officers, and directors of the Company (each, an “Associated Person”) in the performance of their duties. The policies outlined in this Code are designed to ensure that the Associated Persons act in accordance with not only the letter but also the spirit of the laws, rules and regulations that apply to the Company’s business. In this Code, “you,” “your,” and “yours” means the Associated Person to whom this Code is provided and who is obligated to comply therewith.

II. GENERAL BUSINESS CONDUCT

The Company, its Associated Persons and its activities are regulated by a variety of state, federal and foreign government agencies. In particular, the Company is subject to regulation and oversight, as a public company, by the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, LLC. It is the policy of the Company to comply with all applicable laws, rules and regulations that apply to its business.

Additionally, the Company holds each Associated Person to high standards of professional conduct. Each Associated Person is expected to act in good faith, to use good judgment and to exhibit professionalism, fair dealing and truthfulness in his or her activities. Furthermore, each Associated Person must act with integrity and observe the highest ethical standards of conduct in his or her business dealings in the course of performing his or her job. It is the personal responsibility of each Associated Person to comply with all applicable laws, rules and regulations, including without limitation foreign, federal and state securities laws, rules and regulations, this Code and all Company policies, procedures and handbooks. Any questions regarding compliance with laws, rules and regulations should be directed to the Chief Financial Officer.

The Company also expects that you will be candid and cooperative when dealing with internal and external accountants, auditors, attorneys and compliance personnel and other service providers to the Company. An Associated Person’s failure to cooperate will be viewed as a violation of Company policy and may subject him or her to disciplinary action, including, but not limited to, termination.

III. CONFLICTS OF INTEREST

Associated Persons owe an obligation of loyalty to the Company. You should be careful to avoid conflicts of interest as well as the appearance of conflicts of interest. A conflict of interest exists when an Associated Person’s personal interests, financial or otherwise, are inconsistent with the interests of the Company or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Company or its clients and irrespective of the Associated Person’s motivations.

Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. Each Associated Person should be careful to avoid any outside activity, financial interest or relationship that may present a possible conflict of interest or the appearance of a conflict. Each Associated Person is required to promptly disclose any actual conflict of interest to the Chief Financial Officer. Before making any investment, accepting any position or benefits, participating in, recommending or effecting (hereinafter referred to as “engaging in”) any transaction or business arrangement or otherwise acting in a manner that creates a conflict of interest or the appearance of a conflict of interest, each Associated Person must make full disclosure of all facts and circumstances of such transaction to the Chief Financial Officer and the Chief Financial Officer must provide written approval for the Associated Person to engage in such transaction, arrangement or action. Potential conflicts of interest must be addressed in a manner consistent with the principles contained in this Code.

IV. CORPORATE OPPORTUNITIES

Associated Persons owe a duty to the Company to advance its legitimate interests to the best of their abilities. Associated Persons should not (a) take for themselves personally opportunities that are properly within the scope of the Company’s activities or (b) use corporate property, information or position for personal gain.

V. CONFIDENTIALITY

Associated Persons must safeguard the confidential information entrusted to them by the Company or clients of the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, if disclosed. The obligation to safeguard confidential information continues after employment with the Company ends.

The obligation to safeguard confidential information may be subject to legal or regulatory requirements to disclose that information. In such cases, the Chief Financial Officer will assist in determining what disclosure is required.

VI. FAIR DEALING

No person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

In addition, the purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain an unfair advantage. The offer or acceptance of cash gifts or cash equivalents any entity that does or seeks to do business with or on behalf of the Company is prohibited. No gift or entertainment should ever be offered or accepted by you or your family members unless it (a) is consistent with customary business practices; (b) is not excessive in value; (c) cannot be construed as a bribe or payoff; (d) does not violate any laws or regulations; and (e) does not violate applicable Company policies regarding the offer and receipt of gifts. Employees should discuss with the Chief Financial Officer any gifts or proposed gifts that they think may be inappropriate.

VII. PROTECTION AND PROPER USE OF COMPANY ASSETS

All Associated Persons must protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets, including company time, equipment, materials, resources and proprietary software and proprietary research tools, should be used for legitimate business purposes only.

IV. INTERACTING WITH GOVERNMENT

a.	Prohibition on Gifts to Government Officials and Employees/ Bribery of Foreign Officials

When dealing with public officials, Associated Persons should be careful to avoid any activity that is or appears to be illegal or unethical. The giving of gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, may be limited by law.

In addition, the U.S. Foreign Corrupt Practices Act prohibits offering, paying or promising to pay or authorizing the payment of anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.

Illegal payments to government officials of any country are strictly prohibited.

b.	Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Chief Financial Officer.

c.	Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (a) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (b) communicating with certain government officials for the purpose of influencing government action (including, but not limited to, the making of investments by government entities); or (c) engaging in research or other activities to support or prepare for such communication.

In order for the Company to comply with lobbying laws, Associated Persons must notify the Chief Financial Officer before engaging in any activity on behalf of the Company that might be considered “lobbying” as described above.

X. DISCLOSURE OF INFORMATION ABOUT THE COMPANY

The Company actively promotes full, fair, accurate, timely, and understandable disclosure for use in any reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. All Associated Persons are expected to provide full, fair, accurate, timely, and understandable disclosure for use in such reports and documents. The Chief Financial Officer should be consulted prior to any public disclosure of information concerning the Company and will also assist you in determining what disclosure is required in such cases.

XI. RECORDKEEPING AND RECORD RETENTION

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the matters to which they relate and must conform both to applicable legal requirements and to the Company’s system of internal controls. All assets of the Company and client assets entrusted to the Company must be carefully and properly accounted for. The making of false or misleading records or documentation is strictly prohibited. Unrecorded funds or assets should not be maintained.

The Company complies with all laws, rules and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company’s document retention policies. Any questions about these policies should be directed to the Chief Financial Officer.

XIII. COMPLIANCE STANDARDS AND PROCEDURES

a.	Appearance of Impropriety

The Company’s reputation and good name are among its most important assets. As a result, Associated Persons are expected to avoid not only activities that are improper, but also conduct that creates the appearance of impropriety. Associated Persons should consider the impact of their actions on the Company’s reputation. Associated Persons are encouraged to seek guidance from the officers of the Company when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding this Code should be brought to the attention of the Chief Financial Officer.

b.	Reporting Concerns

Associated Persons are required to report any known or suspected violations of this Code promptly to the Chief Financial Officer or another person the Company may designate for that purpose. In addition, known or suspected violations of applicable state, local, federal or foreign securities laws, rules and regulations, whether actual, known, apparent or suspected, should be reported promptly to the Chief Financial Officer, a member of the audit committee of the Board (the “Audit Committee”) or any other person the Company may designate.

It is unlawful and against Company policy to retaliate against anyone who reports such a violation or who cooperates in an investigation regarding noncompliance. Any such retaliation will result in disciplinary action by the Company, up to and including termination of employment. Further information about the reporting procedure is provided in the Company’s Policy on Complaints of Accounting, Internal Accounting Controls, Auditing and Other Matters.

c.	Reporting Concerns

Reported violations will be promptly investigated. It is imperative that the person reporting the violation not conduct an investigation on his or her own. However, Associated Persons are expected to cooperate fully with any investigation made by the Company into reported violations.

d.	Waiver

Any waiver of the provisions of this Code for executive officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by law. Waivers for non-executive officers and employees may be made by the Chief Financial Officer or his or her designees.

e.	Discipline/Penalties

Associated Persons who violate this Code may be subject to disciplinary action, up to and including termination. Associated Persons who have knowledge of a violation and fail to move promptly to report or correct it and Associated Persons who direct or approve violations may also be subject to disciplinary action, up to and including termination.

Furthermore, violation of some provisions of this Code are illegal and may subject the Associated Person to civil and criminal liability. Illegal activities will be reported to the appropriate authorities.

If you have any questions about how this Code should be applied in a particular situation, you should contact promptly the Chief Financial Officer.

XIV. NO RIGHTS CREATED

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, director, partner, client, vendor, competitor, stockholder or any other person or entity.

V. ADOPTION AND CHANGES TO THIS CODE

The Board of Directors of the Company adopted this code on February 25, 2013, and this code is subject to change.